Exhibit 99.1

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Announces Third Quarter 2021 Private Loan Portfolio Activity

HOUSTON, October 19, 2021 -- Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the third quarter of 2021, Main Street originated approximately $99.3 million in new private loan commitments across six new borrowers and funded total investments across its private loan portfolio with a cost basis totaling approximately $119.7 million.

The following represent notable new private loan commitments during the third quarter of 2021:

•	$37.3 million in a first lien senior secured loan to a provider of mechanical and industrial cleaning services specializing in the downstream energy market;
•	$19.0 million in a first lien senior secured loan and $5.0 million in a first lien senior secured revolver to a provider of third-party maintenance services to data center ecosystems;
•	$19.5 million in a first lien senior secured loan and $2.1 million in a first lien senior secured revolver to a provider of specialized industrial and environmental services within the oil & gas and pulp & paper industries;
•	$2.8 million in a first lien senior secured loan, $0.8 million in a first lien senior secured revolver, and $3.1 million in a first lien senior secured delayed draw loan to a residentially focused provider of roof restoration and repair services;
•	$4.4 million in a first lien senior secured loan, $0.4 million in a first lien senior secured revolver, and $0.4 million in an equity co-invest to a provider of financial training programs to investment banks and universities; and

•	$4.5 million in a first lien senior secured loan to a provider of metal-based laminates for packaging and industrial solutions.

As of September 30, 2021, Main Street’s private loan portfolio included total investments at cost of approximately $865.5 million across 69 unique borrowers. The private loan portfolio, as a percentage of cost, included 92.4% invested in first lien debt investments, 1.8% invested in second lien debt investments, and 5.8% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.